UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 9, 2014

COMMONWEALTH REIT

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-9317	04-6558834
(Commission File Number)	(IRS Employer Identification No.)

Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts	02458-1634
(Address of Principal Executive Offices)	(Zip Code)

(617) 332-3990

(Registrant’s Telephone Number, Including Area Code)

_____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

_____________________________

In this Current Report on Form 8-K, the terms “the Company,” “we,” “us” and “our” refer to CommonWealth REIT.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure contained in Item 8.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 8.01 Other Events.

6-½% Series D Cumulative Convertible Preferred Shares (the “Series D Preferred Shares”)

As previously disclosed, as a result of the removal of our entire Board of Trustees effective March 25, 2014, a Change in Control and Fundamental Change occurred under the terms of our Series D Preferred Shares giving rise to a Fundamental Change Conversion Right (each as defined in the Articles Supplementary dated October 10, 2006 establishing the terms of the Series D Preferred Shares (the “Articles”)) for the Series D Preferred Shares.  Pursuant to the Articles, the Fundamental Change Conversion Rate (as defined in such Articles) applicable to this conversion right is to be calculated based on the closing prices of our common shares of beneficial interest, par value $0.01, (the “Common Shares”) on the New York Stock Exchange from May 5, 2014 through May 9, 2014.  The Company has calculated the Fundamental Change Conversion Rate as 1.0145 Common Shares per $25.00 liquidation preference of the Series D Preferred Shares (which rate takes into account the amount of accumulated and unpaid dividends to but not including the May 14, 2014 Fundamental Change Conversion Date).  Based on this Fundamental Change Conversion Rate, the maximum number of Common Shares issuable by the Company if all holders of Series D Preferred Shares validly elect to exercise in full their Fundamental Change Conversion Right is 15,400,110 Common Shares.

Affiliates Insurance Company (“AIC”)

As previously disclosed, as a result of the removal of our entire Board of Trustees effective March 25, 2014, we underwent a Change of Control, as defined in the shareholders agreement among us, the other shareholders of AIC and AIC. On May 9, 2014, as a result of that Change of Control and in accordance with the terms of the shareholders agreement, the other shareholders purchased pro rata the AIC shares we then owned for an aggregate purchase price of approximately $5.78 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMONWEALTH REIT

By:	/s/ John C. Popeo
Name:	John C. Popeo
Title:	Treasurer and Chief Financial Officer

Date:  May 12, 2014